     As filed with the Securities and Exchange Commission on July 7, 1999
                                                      Registration No. 333-69945
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               _________________

                                AMENDMENT NO. 3
                                      TO
                                   FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               _________________

                                ENVIROGEN, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                               _________________

                Delaware                                                                      22-2899415
         (State of Incorporation)                                                (I.R.S. Employer Identification Number)

                                                                                       Robert S. Hillas, President
        4100 Quakerbridge Road                                                              Envirogen, Inc.
     Lawrenceville, New Jersey 08648                                                   4100 Quakerbridge Road
            (609) 936-9300                                                          Lawrenceville, New Jersey 08648
                                                                                           (609) 936-9300

(Address, Including Zip Code, and Telephone Number, Including   (Name, Address, Including Zip Code, and Telephone Number, Including
    Area Code, of Registrant's Principal Executive Offices)                        Area Code, of Agent for Service)

                            _______________________
                                    Copy to:
                           John E. Stoddard III, Esq.
                           Drinker Biddle & Reath LLP
                             105 College Road East
                           Princeton, NJ  08542-0627
                                 (609) 716-6504

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                            _______________________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed.We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JULY 7, 1999

PROSPECTUS                                                       ENVIROGEN, INC.
83,334 SHARES                                             4100 Quakerbridge Road
COMMON STOCK                                           Lawrenceville, N.J. 08648
                                                                  (609) 936-9300
                                                               www.envirogen.com



     Robert S. Hillas, currently the Chairman, President and Chief Executive Officer and a director of Envirogen, Inc., is offering and selling 83,334 shares of Envirogen common stock under this prospectus. Envirogen will not receive any of the proceeds from the sale of the shares offered hereby, but will pay for all expenses of this offering, other than commissions or discounts of broker-dealers.

     Envirogen's common stock is currently traded on the Nasdaq SmallCap Market under the symbol "ENVG." The closing price of Envirogen's common stock on the Nasdaq SmallCap Market on June 30, 1999 was $1.3125 per share.


                                ---------------

     These securities involve a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus.

                                ---------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------



                 The date of this prospectus is July __, 1999.

                                ABOUT ENVIROGEN

     Envirogen is an environmental services and systems company combining unique scientific, engineering and management expertise to provide innovative solutions for treating hazardous wastes in soil, water and air. Envirogen's strategic approach for systems development includes isolating natural organisms, in some cases enhancing their performance through genetic modification, and then developing engineered systems to optimize their activity for biodegradation. Envirogen offers solutions for both pollution prevention and remediation problems of business entities and government agencies and offers a broad range of specialized environmental consulting services and systems, including remedial investigation, design and construction and engineering and compliance management.


                                 RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares of Envirogen common stock. Some of the statements contained in this prospectus and in the documents incorporated by reference in this prospectus are forward-looking. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed in the following risk factors.

     Envirogen has a history of operating losses and no assurance of profitability. Envirogen has never made a profit on an annual basis, has only recently begun to receive revenues from the use or sale of its systems that biologically degrade hazardous waste and had an accumulated deficit of $51,859,256 at March 31, 1999. Envirogen expects to spend additional funds for the continued development of its degradation systems and the commercialization of its technologies. Envirogen cannot guaranty that it will generate sufficient revenues to achieve profitability.

     Additional changes under PECFA program may further reduce Envirogen's revenue. The State of Wisconsin, which reimburses certain eligible environmental cleanup costs of Envirogen's customers under the Wisconsin Petroleum Environmental Cleanup Fund Act ("PECFA"), may in the future adopt additional regulatory rules, or eliminate the PECFA program in its entirety, resulting in reductions in Envirogen's revenue, net income and cash flow. In April 1998, Wisconsin adopted PECFA emergency rules that reduced the amount of funds available for reimbursement under the PECFA program and dramatically reduced Envirogen's revenue, net income and cash flow. As a result of that event, Envirogen recorded a non-cash charge of $21,670,028 in the second quarter of 1998 representing the impairment of goodwill associated with Envirogen's acquisition of Fluid Management Inc.

     Envirogen's reserve for ineligible PECFA claims may be inadequate. There can be no assurance that Envirogen's reserve for ineligible PECFA claims is adequate or that Envirogen will not be required to make additional adjustments to such reserve in the future. Following an analysis by Envirogen of trends indicating an increase in the PECFA claims that were being declared ineligible for reimbursement, Envirogen recorded a charge of $1,650,000 during the fourth quarter of 1998 to increase the reserve for ineligible PECFA claims.

     Envirogen may need additional financing. Envirogen may require additional funds to develop and commercialize certain of its technologies. Envirogen has funded its operations to date primarily through revenues from commercial operations, research grants from government agencies, research and development agreements with major industrial companies and public offerings and private placements of equity securities. However, Envirogen may not be successful in raising additional funds or, if successful, the terms of such funding may not be advantageous to Envirogen and its stockholders at that time.

     Easing of environmental regulation could adversely affect Envirogen's business. Envirogen's business is substantially dependent upon federal, state and local laws and regulations that require companies to make expenditures to meet minimum environmental standards for air, water and soil quality and impose significant penalties for noncompliance. If the scope or enforcement of such laws and regulations is eased, there would be less demand for Envirogen's systems and services which would likely have a material adverse effect on Envirogen's business.

     Envirogen competitors may develop superior technologies to treat and remediate wastes. Envirogen's processes or systems may become less competitive or obsolete as a result of the development by others of technologies similar or superior to those of Envirogen. Envirogen currently encounters intense competition from other environmental treatment companies, as well as from engineering and waste management service companies, universities, research institutions and others. Such competition may increase as advances in the treatment and remediation of wastes are made. Many of Envirogen's competitors have substantially greater financial and marketing resources and capabilities than Envirogen. In addition, some competitors, particularly waste management service companies, may be able to offer a more complete solution to a client's environmental problems than Envirogen will be able to offer.

     Envirogen may not be able to obtain patents or utilize certain technologies that are patented by or proprietary to Envirogen's competitors. Certain competitors of Envirogen have been issued patents or have filed applications for patents or have proprietary rights to microorganisms, systems or processes competitive with those of Envirogen. If patents or proprietary technology rights are obtained by competitors, Envirogen may not be permitted to use certain of its microorganisms, systems or processes which could materially adversely affect Envirogen's financial condition and results of operations. Envirogen may seek patent protection for unique microorganisms (including genetically-modified forms) or for novel processes which it develops that degrade hazardous wastes. However, Envirogen does not believe that patents are critical to the successful development of marketable systems. In general, due to the newness and complexity of the science involved in biotechnology, the application of the patent laws to this field is presently unclear. Envirogen cannot guaranty that its pending patent applications will be granted or, if granted, that their claims will be sustained if challenged.

     Certain agreements may restrict Envirogen's use of technology developed with others. Envirogen cannot predict the extent to which future research and development agreements may impose restrictions on Envirogen's ability to utilize any technology developed under a particular agreement or require Envirogen to pay royalties on the use of such technology. Envirogen's research and development agreements to date have not placed significant restrictions on Envirogen's use of the technology developed under such agreements. In certain cases, the agreements provide for a sharing of rights to the technology which is jointly developed by

Envirogen and the other party to the agreement, and/or the payment by Envirogen of limited royalties on the use of technology developed solely by the other party or developed jointly.

     Envirogen's license of its technology to another party may reduce or eliminate the scope of services that Envirogen might otherwise render to that party. Certain of Envirogen's research and development agreements grant to the other party a non-exclusive license to utilize technology developed under the agreement for its own facilities but not for other purposes, such as commercialization through third parties. In those cases, the scope of services Envirogen might otherwise render to such party as a potential customer may be reduced or eliminated.

     Envirogen may not be able to license other's technology. Envirogen may seek licenses to other parties' technology in order to develop, manufacture and market certain technologies in the future. However, Envirogen may not be able to obtain necessary licenses or such licenses may not be available on commercially acceptable terms. Even if such licenses are available, the patents or proprietary rights underlying the licenses may prove to be invalid or unenforceable.

     Envirogen cannot be assured of additional funding from corporate and governmental relationships. Envirogen has relied and will continue to rely on contracts with corporate and governmental sponsors to fund a significant portion of its research and development activities. During 1998, Envirogen recorded approximately $2,572,000 of revenue from corporate and governmental sponsored research and development agreements and grants. Envirogen cannot guaranty that additional funding from new research and development agreements and grants will be available at levels or on terms that it deems satisfactory. The elimination or significant reduction in additional funding from new research and development agreements and grants could narrow the scope of Envirogen's long-term research and development efforts.

     Envirogen's common stock cannot be assured of continued listing on Nasdaq. Under current Nasdaq rules, if the price of Envirogen common stock falls below $1.00 per share for 30 consecutive trading days, shares of Envirogen common stock will be subject to possible delisting by Nasdaq. The likely effects of Nasdaq delisting would include the following:

     . The common stock would be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc.

     . The spread between the bid and the ask price of the common stock would be greater than at present.

     . Stockholders may experience a greater degree of difficulty in engaging in trades of shares of the common stock.

     . Envirogen would incur additional costs in connection with any Nasdaq relisting application and would be required to satisfy initial listing requirements that are more stringent than the continued listing requirements that Envirogen must currently satisfy.

     . Broker-dealers would be required to make additional disclosures in connection with effecting transactions in Envirogen common stock, which could severely limit the market liquidity of the common stock and the ability of investors to trade shares of the common stock.

     From November 24, 1998, which is the date Envirogen effected a one-for-six reverse split of its common stock to raise the per share price of its common stock to at least $1.00, through the date of this prospectus, the closing price per share of Envirogen common stock has been between $1.00 and $2.25. Envirogen cannot guaranty that the price of its common stock will remain above $1.00 per share, that if it falls below $1.00 Envirogen's stockholders will again approve a reverse split of common stock to increase the per share price, or that Envirogen will be able to satisfy the other Nasdaq continued listing requirements.

     Envirogen is subject to costly and time consuming regulatory requirements. Various federal, state and local agencies generally regulate the technologies under development by Envirogen. Such regulation applies to all stages of field testing and to the manufacture and use of certain of Envirogen's technologies. Prior to the manufacture and use of certain of its technologies, Envirogen will be required to conduct extensive toxicology and environmental testing to demonstrate its safety. This regulatory process could be costly and time consuming and could delay or prevent research, development, production or marketing of such technologies. If it fails to comply with this regulatory process, Envirogen could face material fines or penalties or injunctive relief which could materially adversely affect its business. Furthermore, special interest groups may object to the release of Envirogen's microorganisms into the environment and deter governmental agencies from granting the requisite approvals on a timely basis or at all, or otherwise adversely affect Envirogen's ability to field test and market its products.

     Envirogen is controlled by its officers and directors and their affiliates. At December 31, 1998, Envirogen's executive officers and directors and their affiliates owned approximately 48% of the outstanding shares of Envirogen's common stock and, accordingly, may have the ability to control Envirogen and all issues submitted to Envirogen's stockholders.

     Envirogen has limited insurance coverage for environmental and product liability risks. Third parties may assert product liability and environmental impairment claims against Envirogen with respect to the testing or use of Envirogen's technologies. Envirogen cannot guaranty that such environmental or product liability claims will be covered by its $5,000,000 contractor's pollution and product liability insurance policy, that the dollar amount of covered liabilities will not exceed policy limits or that such insurance will continue to be available to Envirogen on commercially acceptable terms, or at all. An uninsured or partially covered judgment against Envirogen could have a materially adverse effect on Envirogen. Envirogen will attempt to mitigate some of the uninsured risks by typically not transporting or taking title to its customers' waste, although such measures are not sufficient to avoid all potential liability.

     Possible acquisitions of related businesses or technologies by Envirogen may involve difficult operational integration issues and could decrease existing stockholders' percentage ownership. Envirogen from time to time evaluates and investigates possible purchase, license or other acquisitions of related businesses or technologies. Such acquisitions have certain risks, including, among others, incorrectly assessing the asset quality and the extent of possible liabilities of a particular business being acquired and encountering greater than anticipated costs of incorporating acquired businesses into Envirogen. In addition, in the event that Envirogen uses its common stock as consideration for acquisitions or to obtain licenses of new technologies, the percentage ownership of Envirogen's stockholders immediately prior to such transaction will decrease.

     Envirogen's stock price has been volatile and could continue to fluctuate substantially. The market price of Envirogen's common stock has been volatile and could continue to fluctuate substantially. The market price of Envirogen's common stock may be significantly impacted by many factors, including, among others, announcements, by Envirogen or its competitors, of technical developments, establishment of corporate relationships, governmental regulation, patent or proprietary rights, developments or public concern as to safety or other implications of the biodegradation of hazardous wastes and general market conditions.

     Envirogen has not paid any common stock dividends. Envirogen has not paid any cash dividends on its common stock since its inception and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

     Uncertainty regarding state of year 2000 readiness of third parties with whom Envirogen has a material relationship. As of the date of this prospectus, Envirogen is in the process of upgrading its information systems and software so that such systems and software will function properly with respect to dates in the year 2000. To date, Envirogen has not incurred any material costs in connection with its year 2000 issues and does not anticipate that future expenditures will have a material impact on its financial position or operating results. However, Envirogen has not completed its assessment of all of its material vendors, customers, banks and other third parties regarding their year 2000 compliance, including corporate and governmental sponsors that fund a significant portion of Envirogen's research and development activities. Envirogen's or any material third party's failure to correct a year 2000 problem could result in an interruption or failure in Envirogen's operations, which could adversely affect Envirogen's results of operations, cash flows or financial conditions. At this time, Envirogen has not completed its development of a comprehensive contingency plan to deal with any such interruptions or failures.

                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

     Envirogen files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, Suite 1300, New York, New York 10048 or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Envirogen's SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Envirogen's common stock is quoted on the Nasdaq Smallcap Market, and reports and other information concerning Envirogen may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed on the following page and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all of the shares of Envirogen common stock offered pursuant to this prospectus.

     (a) Envirogen's Annual Report on Form 10-K for the year ended December 31, 1998;

     (b) Envirogen's Current Report on Form 8-K dated March 31, 1999, as amended by Envirogen's Current Report on Form 8-K/A dated March 31, 1999 and filed with the SEC on April 12, 1999;

     (c) Envirogen's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

     (d) The description of Envirogen's common stock contained in the registration statement (File No. 0-20404) filed by Envirogen to register such securities under the Securities Exchange Act of 1934, including all amendments and reports filed to update such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Investor Relations, Envirogen, Inc., 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648; telephone (609) 936-9300.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholder will not make an offer of these shares of Envirogen common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of those documents.

                                USE OF PROCEEDS

     Envirogen will not receive any of the proceeds from the sale of the shares of Envirogen common stock offered hereby, but will pay for all expenses of this offering, other than commissions or discounts of broker-dealers. Such expenses are estimated to be approximately $30,000.

                              SELLING STOCKHOLDER

     Robert S. Hillas, currently the Chairman, President and Chief Executive Officer and a director of Envirogen, is the selling stockholder. As of the date of this prospectus, Mr. Hillas beneficially owned 132,422 outstanding shares of Envirogen common stock, 83,334 shares of which are being offered for sale by this prospectus. After the sale of all of the shares of Envirogen common stock being offered for sale by this prospectus, Mr. Hillas will beneficially own 49,088 outstanding shares of Envirogen common stock.

                             PLAN OF DISTRIBUTION

     Robert S. Hillas, currently the Chairman, President and Chief Executive Officer and a director of Envirogen, is the selling stockholder. The selling stockholder may offer his shares of Envirogen common stock at various times in one or more public or private transactions on or off the Nasdaq SmallCap Market. He may sell at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. In addition, the shares may be sold, to the extent permitted, from time to time in transactions effected in accordance with Rule 144 under the Securities Act of 1933. This prospectus may be used by pledgees, donees, transferees or other successors in interest to the selling stockholder to offer and sell the shares of Envirogen common stock, provided that this prospectus has been supplemented appropriately to disclose the name and the number of shares beneficially owned by such person.

     Various state securities laws and regulations require that the sale of the shares of Envirogen common stock under this prospectus be made only through the use of a broker-dealer registered in any state where the selling stockholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell the shares. The selling stockholder may use broker-dealers to sell his shares of Envirogen common stock in such states or in any other state, in which case the broker-dealers will either receive discounts, commissions or concessions on such sales from the selling stockholder or from purchasers of such shares for whom they acted as agents. Any discounts, commissions or concessions received by any such broker-dealer and any profits on the sale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered under this prospectus may not bid for or purchase the shares until after such person has completed his participation in such distribution, including the period of five business days prior to the commencement of such distribution. In addition, the selling stockholder and any other person participating in such distribution will be subject to other applicable provisions of the Securities Exchange Act of 1934, including Regulation M, which provisions may affect the timing of purchases and sales of any of the shares by the selling stockholder and any such other person. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

                                 LEGAL MATTERS

     Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, counsel for Envirogen, will issue a legal opinion addressing the validity of the securities offered in this prospectus. Morgan R. Jones, a partner in Drinker Biddle & Reath LLP, is the Secretary of Envirogen.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1998 and 1997 and the consolidated statements of operations, changes in stockholders' equity and cash flows of Envirogen, Inc. for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses payable by the registrant in connection with this Registration Statement.

     Securities and Exchange Commission Registration Fee...................................................$      25.35
     Accounting Fees and Expenses..........................................................................   15,000.00
     Legal Fees and Expenses...............................................................................   10,000.00
     Miscellaneous Expenses................................................................................    4,974.65
                                                                                                           ------------
      Total................................................................................................$  30,000.00
                                                                                                           ============

Item 16.  Exhibits.

 Exhibit
 Number     Description
 ------     -----------

  23        Consent of PricewaterhouseCoopers LLP

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lawrenceville, State of New Jersey, on July 7, 1999.

                                    ENVIROGEN, INC.

                                    By:  /s/ Robert S. Hillas
                                         --------------------------------
                                         Robert S. Hillas, President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons, in the capacities indicated, on July 7, 1999.

Signature                                      Title
---------                                      -----
/s/Robert S. Hillas                            Chairman of the Board, President, Chief
----------------------------------             Executive Officer and Director
Robert S. Hillas                               (Principal Executive Officer)

/s/Mark J. Maten                               Vice President of Finance and Chief
----------------------------------             Financial Officer (Principal Financial
Mark J. Maten                                  and Accounting Officer)

Robert F. Hendrickson*                         Director
----------------------------------
Robert F. Hendrickson

Robert F. Johnston*                            Director
----------------------------------
Robert F. Johnston

Nicholas J. Lowcock*                           Director
----------------------------------
Nicholas J. Lowcock

Robert C. Miller*                              Director
----------------------------------
Robert C. Miller

Peter J. Neff*                                 Director
----------------------------------
Peter J. Neff

William C. Smith*                              Director
----------------------------------
William C. Smith

_________________________
*Robert S. Hillas, pursuant to a Power of Attorney executed by each of the directors noted above and filed with the Securities and Exchange Commission as
Exhibit 24 to this Registration Statement on Form S-3, by signing his name hereto, does hereby sign and execute this Amendment No. 3 to Registration Statement on behalf of each of the persons noted above, in the capacities indicated.

                                     /s/Robert S. Hillas
                                     -------------------------------------
                                     Robert S. Hillas

                                 EXHIBIT INDEX
                                 -------------


Exhibit
Number      Description
------      -----------

23          Consent of PricewaterhouseCoopers LLP